Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308-2216

troutman.com

June 28, 2023

Regional Health Properties, Inc.

454 Satellite Boulevard NW, Suite 100

Suwanee, Georgia 30024

Re:	Regional Health Properties, Inc. Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-269750)

Ladies and Gentlemen:

We have acted as counsel to Regional Health Properties, Inc., a Georgia corporation (the “Company”), in connection with the Company’s filing on or about the date hereof of a Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269750), originally filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 14, 2023, and declared effective by the Commission on May 25, 2023 (the “Registration Statement”), relating to the proposed issuance of up to 2,811,535 shares of the Company’s 12.5% Series B Cumulative Redeemable Preferred Shares (the “Series B Preferred Shares”), issuable pursuant to an exchange offer (the “Exchange Offer”) by the Company to exchange any and all of the outstanding shares of the Company’s 10.875% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Shares”) for the Series B Preferred Shares, as described in the Registration Statement. Unless otherwise indicated in this opinion letter, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

In connection with the foregoing, we have examined originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth, including (i) the organizational documents of the Company, which include the Amended and Restated Articles of Incorporation, as amended to date (the “Charter”), and the Amended and Restated Bylaws of the Company, as amended to date, (ii) the resolutions of the Board of Directors of the Company with respect to the Registration Statement, the Exchange Offer and certain related matters, (iii) the Registration Statement and exhibits thereto, and (iv) the Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO/13E-3, originally filed by the Company with the Commission on February 14, 2023, as amended to date, relating to the Exchange Offer.

Regional Health Properties, Inc. June 28, 2023 Page 2

For purposes of the opinions expressed below, we have assumed without verification (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. We also have assumed that the effectiveness of the Registration Statement, and any amendments thereto (including post-effective amendments), shall not have been terminated or rescinded.

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion herein concerning any law other than the laws of the State of Georgia. We are not opining on “blue sky” or other state securities laws. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that, following the acceptance of the Series A Preferred Shares for payment for the issuance of the Series B Preferred Shares in accordance with the Exchange Offer, the Series B Preferred Shares, when issued in accordance with the terms and conditions of the Exchange Offer, will be validly issued, fully paid and nonassessable. In rendering the foregoing opinions, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Georgia Business Corporation Code.

This opinion letter is as of the date hereof and we have no responsibility to update this opinion letter for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and any amendments thereto and with respect to our name wherever it appears in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP